[Letterhead of Armanino McKenna LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated March 28, 2012 accompanying the financial statements of Redwood Mortgage Investors IX, LLC as of and for the years ended December 31, 2011 and 2010 and our report dated December 13, 2012 accompanying the consolidated balance sheet of Redwood Mortgage Corp. and Subsidiaries as of September 30, 2012, in Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 1 to the Registration Statement No. 333-181953 filed on Form S-11 on January 24, 2013 for Redwood Mortgage Investors IX, LLC.  We also consent to the reference to our firm under the heading "experts" in the prospectus and the supplement thereto.

/s/ ARMANINO McKENNA LLP

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ARMANINO McKENNA LLP
San Ramon, California
January 24, 2013